Exhibit 10.11

February 22, 2021

Delivered via Email

Inderjote Kathuria

Dear Inderjote:

On behalf of Ocean Biomedical, Inc. (the “Company”), I am pleased to offer you employment with the Company. The terms and conditions of your employment are set forth below.

1. Position. Your initial position with the Company will be Treasurer reporting to the Chief Financial Officer. This is a full-time position, and you are expected to devote your full business time and best efforts to the Company, and you may not engage in outside business activities without the Company’s prior written consent.

2. Start Date. Your employment began on January 1, 2020 (the “Start Date”).

3. Salary. The Company will pay you a salary at the rate of $200,000 (two hundred thousand Dollars) per year, payable in accordance with the Company’s standard payroll schedule and subject to applicable deductions and withholdings. This salary will be subject to periodic review and adjustments at the Company’s discretion. Payment of any salary deferred since the Start Date will be upon the successful completion of the IPO (as defined below), subject to your continued employment with the Company through such payment date.

4. Bonus. In addition to your salary, beginning in calendar year 2021 you may be eligible to receive an annual bonus, targeted at 65% of your base salary (the “Target Bonus”). The decision to award a bonus for any particular calendar year and the amount thereof are subject to the Company’s discretion, and may depend in part on the Company’s evaluation of your performance and the Company’s performance. Annual bonuses, if any, will be paid no later than March 15 of the year following the calendar year to which such bonus relates, and you must remain employed by the Company through date of payment to earn any portion of such bonus. You will also be entitled to a cash bonus equal to $25,000 (twenty five thousand Dollars), which will be paid in a lump sum within thirty (30) days following the completion of the Company’s first capital raise equal to at least fifty (50) million Dollars (the “First Capital Raise” and such bonus (the “First Capital Raise Bonus”) is subject to your continued employment with the Company through the payment date. In addition, upon completion of an initial public offering of the equity securities of the Company or any of its affiliates prior to August 31, 2021 (the “IPO”), you will receive a cash bonus equal to $200,000 (two hundred thousand Dollars) (the “IPO Bonus”) to be paid in a lump sum immediately upon completion of the IPO, subject to your continued employment with the Company through such payment date.

5. Severance. Notwithstanding anything to the contrary, in the event your employment with the Company is terminated without Cause (as defined in the Company’s 2021 Stock Option and Grant Plan (as amended from time to time, the “Plan”)) or you resign from the Company with Good Reason (as defined in the Plan), you will be entitled to receive the following severance benefits, subject to your execution and delivery of an irrevocable release of claims in favor of the Company and its affiliates within sixty (60) days of such termination: (a) continuation of your then-current base salary for twelve (12) months, payable in accordance with the Company’s regular payroll cycle; (b) a pro-rata portion of your then-current Target Bonus, based on the number of days you were employed by the Company in the year of termination, payable in substantially equal installments in accordance with the Company’s regular payroll cycle over twelve (12) months; (c) full and immediate accelerated vesting of any and all of your then-outstanding and unvested equity awards in the Company; (d) subject to the completion of the First Capital Raise, the First Capital Raise Bonus, payable in a lump sum within thirty (30) days of the completion of such First Capital Raise, regardless of your continued employment with the Company through the payment date; (e) subject to the completion of the IPO, the IPO Bonus, payable in a lump sum immediately upon completion of such IPO, regardless of your continued employment with the Company through the payment date; and (f) extended post-termination exercise periods for your then-outstanding options, to the extent vested and exercisable as of the date of such termination, for the remainder of their terms.

6. Benefits. You will be eligible to participate in the employee benefits and insurance programs generally made available to its full-time employees. Details of these benefits programs, including any employee contributions, will be made available to you when you start. Beginning in 2021, you will also be eligible for four weeks of paid vacation per full calendar year (prorated for partial years) in accordance with the Company’s vacation policy. Vacation time shall be subject to Company policy in all respects, including with respect to the accrual and use of vacation time.

7. Other Offer Letters. This Offer Letter shall be deemed to amend and restate and supersede in its entirety the offer letter dated as of December 15, 2019 entered into by and between you and the Company (the “Original Letter”). By executing this Offer Letter you hereby release the Company and each of its affiliates from any obligations arising under the Original Letter.

8. Representation Regarding Other Obligations. You also will be required to sign, as a condition of your employment, a Confidentiality and Proprietary Rights Agreement, a copy of which is enclosed in Exhibit A. This offer is conditioned on your representation that you are not subject to any confidentiality, non-competition or other agreements that restricts your employment activities or that may affect your ability to devote full time and attention to your work at the Company. If you have entered into any agreement that may restrict your activities on behalf of the Company, please provide me with a copy of the agreement as soon as possible. You further represent that you have not used and will not use or disclose any trade secret or other proprietary right of any previous employer or any other party.

9. Taxes.

A.

Withholding Taxes. All forms of compensation referred to in this Offer Letter are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You hereby acknowledge that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its board of directors related to tax liabilities arising from your compensation.

B.

Section 409A. Notwithstanding anything in this Offer Letter to the contrary, any compensation or benefits payable under this Offer Letter that constitutes “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and which is designated under this Offer Letter as payable upon your termination of employment shall be payable only upon your “separation from service” with the Company within the meaning of Section 409A of the Code (a “Separation from Service”) and, except as otherwise provided under this paragraph, any such compensation or benefits shall not be paid, or, in the case of installments, shall not commence payment, until the sixtieth (60th) day following your Separation from Service. Any installment payments that would have been made to you during the sixty (60) day period immediately following your Separation from Service but for the preceding sentence shall be paid to you on the sixtieth (60th) day following your Separation from Service and the remaining payments shall be made as provided in this Offer Letter. Notwithstanding any provision herein to the contrary, if you are deemed by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which you are entitled under this Offer Letter is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of your benefits shall not be provided to you prior to the earlier of (i) the expiration of the six-month period measured from the date of your Separation from Service with the Company or (ii) the date of your death. Upon the first business day following the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to you (or your estate or beneficiaries), and any remaining payments due to you under this Offer Letter shall be paid as otherwise provided herein. To the extent that any reimbursements under this letter agreement are subject to the provisions of Section 409A of the Code, any such reimbursements payable to you shall be paid to you no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and your right to reimbursement under this letter agreement will not be subject to liquidation or exchange for another benefit. Your right to receive any installment payments under this Offer Letter, including without limitation any continuation salary payments that are payable on Company payroll dates, shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Treasury Regulation Section l.409A-2(b)(2)(iii).

10. Interpretation, Amendment and Enforcement. This Offer Letter and the Confidentiality and Proprietary Rights Agreement constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company, including, without limitation, the Original Letter. The terms of this Offer Letter and the resolution of any disputes as to the meaning, effect, performance or validity of this Offer Letter or arising out of, related to, or in any way connected with, this Offer Letter, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by the laws of the State of Delaware, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in the State of Rhode Island in connection with any Dispute or any claim related to any Dispute.

11. Other Terms. Your employment with the Company will be on an “at will” basis. In other words, you or the Company may terminate your employment for any reason and at any time, with or without cause. Although your job duties, title, compensation and benefits, as well as the Company’s benefit plans and personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than yourself).

As with all employees, our offer to you is contingent on your submission of satisfactory proof of your identity and your legal authorization to work in the United States.

We are excited about the prospect of having you join the Company. We look forward to receiving a response from you within one week acknowledging, by signing below, that you have accepted this offer of employment.

Very truly yours,

OCEAN BIOMEDICAL, INC.

By:	/s/ Chirinjeev Kathuria

Name:	Chirinjeev Kathuria
Title:	Executive Chairman

I have read and accept this employment offer:

Signature

Dated: February 22, 2021

Very truly yours,

OCEAN BIOMEDICAL, INC.

By:

Name:	Chirinjeev Kathuria
Title:	Executive Chairman

I have read and accept this employment offer:

/s/ Inderjote Kathuria
Signature

Dated: February 22, 2021

Exhibit A

Confidentiality and Proprietary Rights Agreement

August 2, 2021

Delivered via Email

Inderjote Kathuria

Re: Amendment to February 22, 2021 Offer of Employment

Dear Inderjote:

This letter amends the contingent payment terms of any salary deferred upon the successful completion of the IPO and the payment terms of the IPO Bonus entered into between you and Ocean Biomedical, Inc. (the “Company”) dated February 22, 2021 (the “Offer Letter”). Your signature at the end of this letter indicates your acceptance and agreement to the terms herein (the “Amendment”).

Under Section 3-Salary of the Offer Letter, the last sentence of this section is replaced with the following:

“Payment of any salary deferred since the Start Date will be upon the first cumulative capital raise equal to at least $50 million (as defined below), subject to your continued employment with the Company through such payment date.”

Under Section 4-Bonus of the Offer Letter, the last two sentences of this section are replaced with the following:

“You will also be entitled to a cash bonus equal to $25,000 (twenty-five thousand Dollars), which will be paid in a lump sum within thirty (30) days following the completion of the first cumulative capital raise equal to at least $50 million (the “First Cumulative Raise”), subject to your continued employment with the Company through the payment date. In addition, upon completion of the First Cumulative Raise, you will receive a cash bonus equal to $200,000 (two hundred thousand Dollars) (the “First Cumulative Raise Bonus”) to be paid in a lump sum immediately upon the First Cumulative Raise, subject to your continued employment with the Company through such payment date.”

In the event of any conflicts or inconsistencies between the provisions of the Amendment and the Offer Letter and/or any addenda thereto, the provisions of the Amendment will prevail. Except as set forth in the Amendment, the remainder of the Offer Letter will remain in full force and effect, unamended.

IN WITNESS WHEREOF, the undersigned have duly executed and delivered the Amendment as of the date first stated above.

OCEAN BIOMEDICAL, INC.

By:	/s/ Chirinjeev Kathuria

Name:	Chirinjeev Kathuria
Title:	Executive Chairman

I have read and accept this Amendment to the Offer Letter:

/s/ Inderjote Kathuria
Signature